As filed with the Securities and Exchange Commission on August 2, 2012

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American International Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

6331

(Primary Standard Industrial Classification Code Number)

13-2592361

(IRS Employer Identification Number)

180 Maiden Lane

New York, New York 10038

(212) 770-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey A. Welikson, Esq.

Vice President, Corporate Secretary and Deputy General Counsel

American International Group, Inc.

180 Maiden Lane

New York, New York 10038

(212) 770-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Robert W. Reeder III, Esq.

Glen T. Schleyer, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF THE REGISTRATION FEE

Title of class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)

6.820% Dollar Notes due November 15, 2037	$256,161,000	100%	$256,161,000	$ 29,356.05
6.797% Euro Notes due November 15, 2017	€420,975,000	100%	€420,975,000	$ 59,414.57
6.765% Sterling Notes due November 15, 2017	£662,222,000	100%	£662,222,000	$118,905.46

(1) Estimated in accordance with Rule 457(f) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.

(2) The amount of registration fees for securities denominated in euros and pounds sterling was calculated on the basis of the most recently available market exchange rate of €1.00 = $1.23155 and £1.00 = $1.56680, respectively, on July 31, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 2, 2012

American International Group, Inc.

Offer to Exchange up to

$256,161,000 Registered 6.820% Dollar Notes due November 15, 2037 For Any and All

Outstanding 6.820% Dollar Notes due November 15, 2037

€420,975,000 Registered 6.797% Euro Notes due November 15, 2017 For Any and All

Outstanding 6.797% Euro Notes due November 15, 2017

£662,222,000 Registered 6.765% Sterling Notes due November 15, 2017 For Any and

All Outstanding 6.765% Sterling Notes due November 15, 2017

THIS EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON                     ,
2012, UNLESS EXTENDED BY US

We are offering to exchange (the “exchange offer”) up to $256,161,000 aggregate principal amount of our registered 6.820% Dollar Notes due November 15, 2037 (the “New Dollar Notes”) for an equivalent principal amount of our outstanding, unregistered 6.820% Dollar Notes due November 15, 2037 (the “Old Dollar Notes”) that you now hold, €420,975,000 aggregate principal amount of our registered 6.797% Euro Notes due November 15, 2017 (the “New Euro Notes”) for an equivalent principal amount of our outstanding, unregistered 6.797% Euro Notes due November 15, 2017 (the “Old Euro Notes”) that you now hold, and £662,222,000 aggregate principal amount of our registered 6.765% Sterling Notes due November 15, 2017 (the “New Sterling Notes”) for an equivalent principal amount of our outstanding, unregistered 6.765% Sterling Notes due November 15, 2017 (the “Old Sterling Notes”) that you now hold. We refer to the New Dollar Notes, New Euro Notes and New Sterling Notes collectively as the “New Notes” and refer to the Old Dollar Notes, Old Euro Notes and Old Sterling Notes collectively as the “Old Notes.”

The terms of the New Dollar Notes, New Euro Notes and New Sterling Notes are substantially identical to the terms of the Old Dollar Notes, Old Euro Notes and Old Sterling Notes, respectively, except that the New Notes have been registered under the Securities Act of 1933 (the “Securities Act”), and the transfer restrictions, registration rights and additional interest provisions currently applicable to the Old Notes do not apply to the New Notes. For a more detailed description of the New Notes, see “Description of the Notes” beginning on page 24.

AIG intends to apply to the Irish Stock Exchange Limited (the “ISE”) for the New Euro Notes and the New Sterling Notes to be admitted to the Official List and traded on its regulated market, as the Old Euro Notes and Old Sterling Notes are. We do not intend to list the New Dollar Notes on any securities exchange or automated quotation system.

Investing in the New Notes involves certain risks. See “Risk Factors” referred to on page 8 of this prospectus, Item 1A. of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 and Item 1A. of Part I of AIG’s Annual Report on Form 10-K (as amended) for the fiscal year ended December 31, 2011 to read about certain factors you should consider before acquiring any New Notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2012

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to the “Company”, “AIG”, “we”, “our”, “us” and similar references mean American International Group, Inc. and its subsidiaries.

We are incorporating by reference into this document important business and financial information that is not included in or delivered with this document. This information is available without charge to you upon written or oral request. Requests should be directed to AIG’s Investor Relations Department, 180 Maiden Lane, New York, New York 10038, telephone 212-770-6293. In order to obtain timely delivery, requests must be made no later than five business days before the expiration date. See “Where You Can Find More Information” for further information.

AIG is responsible only for the information contained in this prospectus, any related free writing prospectus issued or authorized by AIG and the documents incorporated by reference in this prospectus. AIG has not authorized anyone to provide you with any other information, and AIG takes no responsibility for any other information that others may give you. AIG is offering to exchange only the 6.820% Dollar Notes due November 15, 2037, 6.797% Euro Notes due November 15, 2017 and 6.765% Sterling Notes due November 15, 2017 and only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and in the documents incorporated herein by reference is accurate only as of the date on the front cover of those documents, regardless of the time of those documents or any sale of the securities.

CAUTIONARY STATEMENT REGARDING PROJECTIONS AND OTHER INFORMATION ABOUT FUTURE EVENTS

This prospectus and other publicly available documents, including the documents incorporated herein by reference, may include, and AIG’s officers and representatives may from time to time make, projections, goals, assumptions and statements regarding financial information and statements concerning future economic performance and events, plans and objectives relating to asset dispositions, liquidity, collateral posting requirements, management, operations, products and services, and assumptions underlying these projections and statements. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements may address, among other things:

•	the timing of the disposition of the ownership position of the United States Department of the Treasury (“Treasury”) in AIG;

•	the monetization of AIG’s interests in International Lease Finance Corporation (“ILFC”);

•	AIG’s exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers and sovereign bond issuers;

•	AIG’s exposure to European governments and European financial institutions;

•	AIG’s strategy for risk management;

•	AIG’s ability to retain and motivate its employees;

•	AIG’s generation of deployable capital;

•	AIG’s return on equity and earnings per share long-term aspirational goals;

•	AIG’s strategies to grow net investment income, efficiently manage capital and reduce expenses;

•	AIG’s strategies for customer retention, growth, product development, market position, financial results and reserves; and

•	the revenues and combined ratios of AIG’s subsidiaries.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	actions by credit rating agencies;

•	changes in market conditions;

•	the occurrence of catastrophic events;

•	significant legal proceedings;

•	the timing of, and the applicable requirements of, any new regulatory framework to which AIG becomes subject;

•	concentrations in AIG’s investment portfolios, including its municipal bond portfolio;

•	judgments concerning casualty insurance underwriting and reserves;

•	judgments concerning the recognition of deferred tax assets;

•	judgments concerning deferred policy acquisition costs recoverability;

•	judgments concerning the recoverability of aircraft values in ILFC’s fleet; and

•

such other factors as are discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) and in Part II, Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 and discussed throughout Part II, Item 7. MD&A and in Part I, Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended by Amendment No. 1 and Amendment No. 2 on Form 10-K/A filed on February 27, 2012 and March 30, 2012, respectively (collectively, the “Annual Report on Form 10-K”), and discussed throughout Exhibit 99.2, MD&A of AIG’s Current Report on Form 8-K dated May 4, 2012.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

AIG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files with the Securities and Exchange Commission (the “SEC”) proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. publicly listed company. You may read and copy any document AIG files at the SEC’s public reference room in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. AIG’s SEC filings are also available to the public through:

•	The SEC’s website at www.sec.gov; and

•	The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

AIG’s common stock is listed on the New York Stock Exchange and trades under the symbol “AIG.”

AIG has filed with the SEC a registration statement on Form S-4 relating to the exchange of Old Notes for New Notes. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s internet site noted above.

The SEC allows AIG to “incorporate by reference” the information AIG files with the SEC (other than information that is deemed “furnished” to the SEC) which means that AIG can disclose important information to you by referring to those documents, and later information that AIG files with the SEC will automatically update and supersede that information as well as the information contained in this prospectus. AIG incorporates by reference the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the time of initial filing of the registration statement (or post-effective amendment) and before effectiveness of the registration statement (or post-effective amendment), and after the date of this prospectus and until the exchange offer is completed (except for information in these documents or filings that is deemed “furnished” to the SEC):

(1)         Annual Report on Form 10-K for the year ended December 31, 2011 filed on February 23, 2012, Amendment No. 1 on Form 10-K/A filed on February 27, 2012 and Amendment No. 2 on Form 10-K/A filed on March 30, 2012.

(2)         The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, filed on May 3, 2012 and the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, filed on August 2, 2012.

(3)         The definitive proxy statement on Schedule 14A filed on April 5, 2012, and the definitive additional materials on Schedule 14A filed on May 10, 2012.

(4)         Current Reports on Form 8-K, filed on January 11, 2012, February 23, 2012, March 5, 2012, March 6, 2012, March 8, 2012, March 13, 2012, March 13, 2012, March 22, 2012, March 22, 2012, April 10, 2012, May 3, 2012, May 4, 2012, May 10, 2012, May 10, 2012, May 16, 2012, May 24, 2012, June 21, 2012, June 29, 2012, July 11, 2012 and August 2, 2012.

AIG will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from AIG’s Investor Relations Department, 180 Maiden Lane, New York, New York 10038, telephone (212) 770-6293, or you may obtain them from AIG’s corporate website at www.aig.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

In order to ensure timely delivery of the requested documents, requests should be made no later than                    , 2012. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date, as extended.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before participating in this exchange offer. You should read the entire prospectus, the accompanying letter of transmittal and the documents incorporated by reference carefully.

American International Group, Inc.

AIG, a Delaware corporation, is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG’s principal executive offices are located at 180 Maiden Lane, New York, New York 10038, and its main telephone number is (212) 770-7000. AIG’s internet address for its corporate website is www.aig.com. Except for the documents referred to under “Where You Can Find More Information” in this prospectus which are specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website is not incorporated into and does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

The Exchange Offer

The Exchange Offer

AIG is offering to exchange up to $256,161,000 aggregate principal amount of its registered New Dollar Notes for an equivalent principal amount of its outstanding, unregistered Old Dollar Notes, €420,975,000 aggregate principal amount of its registered New Euro Notes for an equivalent principal amount of its outstanding, unregistered Old Euro Notes and £662,222,000 aggregate principal amount of its registered New Sterling Notes for an equivalent principal amount of its outstanding, unregistered Old Sterling Notes. The New Notes have been registered under the Securities Act.

You may tender the Old Dollar Notes only in minimum denominations of $150,000 and integral multiples of $1,000 in excess thereof, the Old Euro Notes only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof and the Old Sterling Notes in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof (collectively, “Authorized Denominations”).

AIG will exchange all Old Notes validly offered for exchange and not validly withdrawn. The Old Notes were issued on November 15, 2011 in a private offering. As of the date of this prospectus, there are $256,161,000 aggregate principal amount of Old Dollar Notes, €420,975,000 aggregate principal amount of Old Euro Notes and £662,222,000 aggregate principal amount of Old Sterling Notes outstanding.

You should read the discussion under the heading “The Exchange Offer” below for further information about the exchange offer and resale of the New Notes.

AIG has filed a registration statement to register the New Notes under the Securities Act. AIG will not accept for exchange any Old Notes until the registration statement has become effective under the Securities Act.

Expiration Date	11:59 p.m., New York City time, on , 2012, unless AIG extends the exchange offer.

Resale of New Notes

Based on interpretive no-action letters of the SEC staff to third parties, AIG believes that you may offer for resale, resell and otherwise transfer the New Notes issued pursuant to the exchange offer in exchange for the Old Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

•	are not a broker-dealer that acquired the Old Notes directly from AIG or in market-making transactions or other trading activities;

•	acquire the New Notes in the ordinary course of your business;

•	are not participating, have no intention to participate and do not have an arrangement or understanding with any person to participate in the distribution of the New Notes; and

•	are not AIG’s “affiliate” as defined in Rule 405 under the Securities Act.

By tendering your Old Notes as described in the “The Exchange Offer — Procedures for Tendering Old Notes Held through DTC” and “The Exchange Offer — Procedures for Tendering Old Notes Held through Euroclear or Clearstream,” you will be making a representation to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above and you must comply with all applicable registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

Restrictions on Sale of New Notes by Broker-Dealers

Broker-dealers that acquired the Old Notes directly from AIG, but not as a result of market-making activities or other trading activities, must comply with all applicable registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer in exchange for Old Notes that it acquired as a result of market-making or other trading activities must comply with all applicable prospectus delivery obligations in connection with any resale of the New Notes and provide AIG with a signed acknowledgment of compliance. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with a resale of New Notes received in exchange for the outstanding Old Notes where such outstanding Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed, in the exchange offer and registration rights agreement dated November 15, 2011 and entered into in connection with the initial issuance of the Old Notes (the “Registration Rights Agreement”), to promptly provide such number of copies of the prospectus to each such broker-dealer as such broker-dealer reasonably may request in the letter of transmittal accompanying this prospectus for a period of up to 30 days after the completion of the exchange offer.

Registration Rights

Pursuant to Registration Rights Agreement, you have the right to exchange outstanding Old Notes that you now hold for New Notes. We intend to satisfy this registration right by this exchange offer. The New Notes will have substantially identical terms to the outstanding Old Notes, except the New Notes will be registered under the Securities Act and will not have registration rights or the related additional interest provisions. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your outstanding Old Notes.

Consequences If You Do Not Exchange Your Old Notes

Old Notes that are not tendered in the exchange offer or are not accepted for exchange will remain outstanding and continue to bear legends restricting their transfer. You will not be able to offer or sell the Old Notes unless:

•	an exemption from the requirements of the Securities Act is available to you; or

•	you sell the Old Notes outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act.

In addition, as described above in “Registration Rights,” you will no longer be entitled to any exchange or registration rights with respect to your outstanding Old Notes.

Conditions to the Exchange Offer

The exchange offer is subject to certain conditions, which AIG may waive, as described below under “The Exchange Offer — Conditions to the Exchange Offer.” These conditions include, among others, that there has not been any change or development that in AIG’s reasonable judgment materially reduces the anticipated benefits to AIG of the exchange offer or that has had, or could reasonably be expected to have, a material adverse effect on AIG, AIG’s businesses, condition (financial or otherwise) or prospects.

Procedures for Tendering Old Notes

The procedures for tendering Old Notes are as described below under “The Exchange Offer — Procedures for Tendering Old Notes Held through DTC” and “The Exchange Offer — Procedures for Tendering Old Notes Held through Euroclear or Clearstream.”

Withdrawal Rights

You may withdraw your tender of Old Notes any time before the exchange offer expires. You may also withdraw tenders of any Old Notes that have not yet been accepted for exchange after the expiration of 40 business days from the commencement of the exchange offer.

Tax Consequences	The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	AIG will not receive any proceeds from the exchange or the issuance of New Notes in connection with the exchange offer.

Exchange Agent

Global Bondholder Services Corporation is serving as exchange agent in connection with the exchange offer for the Old Dollar Notes, Old Euro Notes and Old Sterling Notes. The address and telephone number of the exchange agent is set forth under “The Exchange Offer — Exchange Agent.”

The New Notes

Issuer	AIG

The New Notes Offered	$256,161,000 aggregate principal amount of 6.820% Dollar Notes due November 15, 2037

€420,975,000 aggregate principal amount of 6.797% Euro Notes due November 15, 2017

£662,222,000 aggregate principal amount of 6.765% Sterling Notes due November 15, 2017

The form and terms of the New Notes of each series are identical in all material respects to the form and terms of the Old Notes of the same series, except that:

•

the New Notes will be registered under the Securities Act and therefore will not be subject to the restrictions on transfer that apply to the Old Notes, and the global securities representing the New Notes will not bear transfer restriction legends;

•	the New Notes will not be subject to the registration rights relating to the Old Notes and will not contain provisions for payment of additional interest in case of non-registration; and

•	the New Notes will bear different CUSIP and ISIN numbers than the Old Notes of the same series.

Both the Old Dollar Notes and New Dollar Notes are governed by the Indenture, dated as of October 12, 2006, between AIG and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of April 18, 2007, and the Eighth Supplemental Indenture, dated as of December 3, 2010 (as so supplemented, the “Base Indenture”), and the Thirteenth Supplemental Indenture, dated as of November 15, 2011 (the Base Indenture so supplemented by the Thirteenth Supplemental Indenture, the “Dollar Notes Indenture”).

Both the Old Euro Notes and the New Euro Notes are governed by the Base Indenture as supplemented by the Fourteenth Supplemental Indenture, dated November 15, 2011 (as so supplemented, the “Euro Notes Indenture”).

Both the Old Sterling Notes and the New Sterling Notes are governed by the Base Indenture as supplemented by the Fifteenth Supplemental Indenture, dated November 15, 2011 (as so supplemented, the “Sterling Notes Indenture”).

We refer to the Dollar Notes Indenture, the Euro Notes Indenture and the Sterling Notes Indenture collectively as the “Indenture.”

Maturity Date	The New Dollar Notes will mature on November 15, 2037.

The New Euro Notes will mature on November 15, 2017.

The New Sterling Notes will mature on November 15, 2017.

Interest Rate	The interest rate of the New Dollar Notes is 6.820% per annum, the interest rate of the New Euro Notes is 6.797% per annum and the interest rate of the New Sterling Notes is 6.765% per annum.

Interest Payment Dates and Interest Accrual

Interest on the New Dollar Notes and New Sterling Notes will be payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2012. The New Dollar Notes and New Sterling Notes will accrue interest from May 15, 2012, the last interest payment date on which interest was paid on the Old Dollar Notes and the Old Sterling Notes.

Interest on the New Euro Notes will be payable annually in arrears on November 15 of each year, commencing on November 15, 2012. The New Euro Notes will accrue interest from November 15, 2011, the original issue date of the Old Euro Notes since no interest has been paid on the Old Euro Notes.

Form and Denomination

We will issue the New Dollar Notes in minimum denominations of $150,000 and integral multiples of $1,000 in excess thereof, the New Euro Notes in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof and the New Sterling Notes in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof.

Ranking

The New Notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. The New Notes will rank senior to any existing and future subordinated indebtedness that we may incur.

Optional Redemption

We may redeem the New Notes of any series, in whole or in part, at any time at our option prior to maturity at a price equal to the greater of (i) the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the New Notes of such series to be redeemed discounted to the date of redemption as described on page 26 under “Description of the Notes — Optional Redemption,” plus, in each case, accrued and unpaid interest to but excluding the date of the redemption.

In addition, we may redeem any series of New Euro Notes or New Sterling Notes, in whole but not in part, at any time if we become obligated to pay Additional Amounts (as defined herein), as described below, to non-U.S. persons, at their principal amount plus accrued and unpaid interest through the date of redemption.

Limitation on Liens Covenant

The terms of each series of New Notes and the Indenture governing such series of New Notes limit our ability and the ability of certain of our subsidiaries to incur certain liens without equally and ratably securing such series of New Notes. See “Description of the Notes — Limitation on Liens Covenant” for a further discussion. Other than this covenant, the terms of the New Notes will contain limited protections for holders of the New Notes. In particular, the New Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	engage in a change of control transaction;

•	subject to the covenant discussed under “Description of the Notes — Limitation on Liens Covenant,” issue secured debt or secure existing unsecured debt;

•	issue debt securities or otherwise incur additional unsecured indebtedness or other obligations;

•	purchase or redeem or make any payments in respect of capital stock or other securities ranking junior in right of payment to the New Notes;

•	sell assets; or

•	enter into transactions with related parties.

Additional Amounts	Subject to the exceptions and limitations described under “Description of the Notes — Additional Amounts,” we will pay additional amounts (“Additional Amounts”) on New Euro Notes and

New Sterling Notes with respect to any beneficial owner that is a non-U.S. person (as defined under “Description of the Notes — Additional Amounts”) to ensure that each net payment to such non-U.S. person on New Euro Notes or New Sterling Notes that it beneficially owns will not be less, due to the payment of U.S. withholding tax as a result of any change in law that becomes effective after the date hereof, than the amount then otherwise due and payable. For this purpose, a “net payment” on a New Euro Note or New Sterling Note means a payment by us or any paying agent, including payment of principal and interest, after a deduction for any present or future tax, assessment, or other governmental charge on the Additional Amounts. Additional Amounts will constitute interest on any series of New Euro Notes or New Sterling Notes. In addition, if we become obligated to pay Additional Amounts, we may redeem such series of New Euro Notes and New Sterling Notes in whole at any time upon the terms described herein.

Further Issuances

We may create and issue further notes ranking equally and ratably with any series of New Notes in all respects, on the same terms and conditions (except that the issue price and issue date may vary), so that such further notes will constitute and form a single series with such respective series of New Notes being offered by this exchange offer.

Proposed Listing of the New Euro Notes and the New Sterling Notes; No Listing of the New Dollar Notes

As with the Old Euro Notes and Old Sterling Notes, AIG intends to apply to the ISE for the New Euro Notes and the New Sterling Notes to be admitted to the Official List and traded on its regulated market. There can be no assurance that the New Euro Notes and New Sterling Notes will be admitted for trading. We do not intend to list the New Dollar Notes on any securities exchange or automated quotation system.

Absence of a Public Market

All series of New Notes are new issues of securities and there is currently no established market for them. Accordingly, a market for the New Notes may not develop or, if a market does develop, it may not provide adequate liquidity.

Trustee	The Bank of New York Mellon

Governing Law	The Indenture under which the New Notes are being issued and the New Notes will be governed by the laws of the State of New York.

Risk Factors

Exchanging Old Notes for New Notes involves risks. You should consider carefully all of the information in this prospectus and the documents incorporated by reference and referred to herein. In particular, you should consider carefully the specific risk factors described in “Risk Factors” beginning on page 8 of this prospectus, in Part II, Item 1A. of the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 and in Part I, Item 1A. of the Annual Report on Form 10-K before acquiring any New Notes.

RISK FACTORS

Before tendering Old Notes in the exchange offer, you should consider carefully each of the following risk factors, as well as the risk factors set forth in Part II, Item 1A. in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 and in Part I, Item 1A. in the Annual Report on Form 10-K, as well as other information included, or incorporated by reference, in this prospectus (see “Where You Can Find More Information” in this prospectus). Events relating to any of the following risks, or other risks and uncertainties referenced in the documents incorporated by reference herein, could seriously harm our business, financial condition and results of operations. In such a case, the trading value of the New Notes could decline, or we may be unable to meet our obligations under the New Notes, which in turn could cause you to lose all or part of your investment.

RISKS RELATED TO THE EXCHANGE OFFER

If you fail to exchange the Old Notes, they will remain subject to transfer restrictions, and it may be harder for you to resell and transfer your Old Notes.

The Old Notes were not, and will not be, registered under the Securities Act or under the securities laws of any state. Any Old Notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. If you do not exchange your Old Notes for New Notes by this exchange offer, or if you do not properly tender your Old Notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer your Old Notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. After this exchange offer, holders of Old Notes will not have any further rights to have their Old Notes exchanged for New Notes registered under the Securities Act and will not have any right to additional interest in the case of non-registration.

Late deliveries of Old Notes and other required documents could prevent a holder from exchanging its Old Notes.

Holders are responsible for complying with all exchange offer procedures. The issuance of New Notes in exchange for Old Notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of Old Notes who wish to exchange them for New Notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure.

If you hold your Old Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the exchange offer a number of days before the expiration date in order for such entity to tender Old Notes on your behalf at or prior to the expiration date.

If you are a broker-dealer, your ability to transfer the New Notes may be restricted.

Broker-dealers that acquired the Old Notes directly from AIG, but not as a result of market-making activities or other trading activities, must comply with all applicable registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer in exchange for Old Notes that it acquired as a result of market-making or other trading activities must comply with its prospectus delivery obligations in connection with any resale of the New Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes.

The consummation of the exchange offer may be delayed or may not occur.

Consummation of the exchange offer is subject to the satisfaction of certain conditions, including that there has not been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the exchange offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. Even if the exchange offer is completed, it may not be completed on the schedule or on the terms and conditions described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their New Notes, during which time those holders of Old Notes will not be able to effect transfers of their Old Notes validly tendered and not validly withdrawn in the exchange offer.

Holders who fail to exchange their Old Notes may have reduced liquidity after the exchange offer.

As the Old Notes of any series that are tendered and accepted in the exchange offer will be cancelled, the principal amount of remaining Old Notes of that series will decrease. This decrease could reduce the liquidity of the trading market for the Old Notes of that series. We cannot assure you of the liquidity, or even the continuation, of any trading market for the Old Notes following the completion of the exchange offer. In particular, the Old Euro Notes and the Old Sterling Notes are currently listed on the ISE. The exchange offer may result in the delisting of one or both of these series if the amount of each series that remains outstanding following the exchange offer does not satisfy the minimum listing standards of the ISE.

We may repurchase any Old Notes that are not tendered in the exchange offer on terms that are more favorable to the holders of the Old Notes than the terms of the exchange offer.

Although we do not currently intend to do so, we may, to the extent permitted by applicable law and terms of the Old Notes, after the expiration date of the exchange offer, purchase Old Notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise. Any other purchases may be made on the same terms or on terms that are more or less favorable to holders than the terms of this exchange offer.

Following the exchange offer, any decisions by AIG as to whether to redeem or repurchase any remaining Old Notes will be made on an economic basis and in a manner that complies with the terms of such Old Notes.

RISKS RELATED TO THE NEW NOTES

There has not been, and there may not be, a public market for the New Notes and you may be unable to sell your New Notes at a price that you deem sufficient.

The New Notes are a new issuance by AIG and thus, prior to this exchange offer, there was no public market for the New Notes, and if an active trading market does not develop for the New Notes, you may not be able to resell them. We do not intend to apply to list the New Dollar Notes on any national securities exchange or any automated quotation system. The lack of a trading market could adversely affect your ability to sell the New Notes and the price at which you may be able to sell the New Notes.

Whether or not a trading market for the New Notes develops, we cannot provide any assurance about the market price of the New Notes. Several factors, many of which are beyond our control, might influence the market value of the New Notes, including:

•	actions by Treasury;

•	our creditworthiness and financial condition;

•	actions by credit rating agencies;

•	the market for similar securities;

•	prevailing interest rates; and

•

economic, financial, geopolitical, regulatory and judicial events that affect us, the industries and markets in which we are doing business, and the financial markets generally, such as adverse European economic and financial conditions related to sovereign debt issues in certain countries, and concerns regarding the European Union or geopolitical or military crises.

Financial market conditions and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the New Notes.

There can be no assurance that the New Euro Notes or New Sterling Notes will be approved for listing.

While AIG intends to make application to the ISE for the New Euro Notes and the New Sterling Notes to be admitted to the Official List and traded on its regulated market, there can be no assurance that such application will be approved or that an active trading market will develop. If the New Euro Notes or the New Sterling Notes are not admitted or an active trading market does not develop, you may not be able to resell them.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the New Notes, we will receive Old Notes from you in the same principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any change in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratios of earnings to fixed charges of AIG and its subsidiaries for the periods indicated. For more information on our ratios of earnings to fixed charges, see the Annual Report on Form 10-K, Current Report on Form 8-K filed on May 4, 2012 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, which are incorporated by reference into this prospectus as described under “Where You Can Find More Information.”

Years Ended December 31, (in millions, except ratios)	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges:
Ratio	n/a	3.23	n/a	n/a	1.35
Coverage deficiency	$(2,836)	n/a	$(14,125)	$(103,249)	n/a

Ratio of earnings to fixed charges and preferred stock dividends:
Ratio	n/a	3.23	n/a	n/a	1.35
Coverage deficiency	$(2,836)	n/a	$(15,329)	$(103,649)	n/a

Ratio of earnings to fixed charges, excluding interest credited to policy and contract holders:
Ratio	n/a	3.65	n/a	n/a	3.22
Coverage deficiency	$(1,929)	n/a	$(12,913)	$(100,757)	n/a

Six Months Ended June 30, 2012 (in millions, except ratios)
Ratio of earnings to fixed charges:
Ratio	3.04
Coverage deficiency	n/a

Ratio of earnings to fixed charges, excluding interest credited to policy and contract holders:
Ratio	3.71
Coverage deficiency	n/a

THE EXCHANGE OFFER

The following is a summary of the exchange offer and registration rights agreement and letter of transmittal. The exchange offer and registration rights agreement and the letter of transmittal contain the full legal text of the matters described in this section, and each is filed as an exhibit to the registration statement of which this prospectus is a part. You should refer to these documents for more information.

Purpose and Effect of Exchange Offer; Registration Rights

We are offering to exchange our registered 6.820% Dollar Notes due November 15, 2037 (the “New Dollar Notes”) for our outstanding, unregistered 6.820% Dollar Notes due November 15, 2037 (the “Old Dollar Notes”), our registered 6.797% Euro Notes due November 15, 2017 (the “New Euro Notes”) for our outstanding, unregistered 6.797% Euro Notes due November 15, 2017 (the “Old Euro Notes”) and our registered 6.765% Sterling Notes due November 15, 2017 (the “New Sterling Notes”) for our outstanding, unregistered 6.765% Sterling Notes due November 15, 2017 (the “Old Sterling Notes”). We refer to the New Dollar Notes, New Euro Notes and New Sterling Notes collectively as the “New Notes” and refer to the Old Dollar Notes, Old Euro Notes and Old Sterling Notes collectively as the “Old Notes.” We refer to this exchange offer as the “exchange offer.”

We will not accept for exchange any Old Notes until the registration statement registering the New Notes has become effective under the Securities Act.

On November 15, 2011, we issued $256,161,000 aggregate principal amount of the Old Dollar Notes in exchange for our Series A-1 and Series A-6 Junior Subordinated Debentures, €420,975,000 aggregate principal amount of the Old Euro Notes in exchange for our Series A-3 Junior Subordinated Debentures, and £662,222,000 aggregate principal amount of the Old Sterling Notes in exchange for our Series A-2 and Series A-8 Junior Subordinated Debentures (the “2011 exchange offer”). The Old Notes were issued only to (i) qualified institutional buyers in a private offering and (ii) non-U.S. persons in compliance with Regulation S under the Securities Act. In connection with the issuance of the Old Notes, we entered into an exchange offer and registration rights agreement, dated November 15, 2011 (the “Registration Rights Agreement”), with Barclays Capital Inc., Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, J.P. Morgan Securities Ltd., RBC Capital Markets, LLC, Standard Chartered Bank, Wells Fargo Securities, LLC, CastleOak Securities, L.P., HSBC Securities (USA) Inc., ING Financial Markets LLC, Loop Capital Markets LLC, M.R. Beal & Company, nabSecurities, LLC, PNC Capital Markets LLC, Scotia Capital (USA) Inc., Scotiabank Europe plc, SMBC Nikko Capital Markets Limited and The Williams Capital Group, L.P., all of which were dealer managers of the 2011 exchange offer. The Registration Rights Agreement requires us, among other things:

•

within 270 days after the issue date for the Old Notes, to file with the SEC an exchange offer registration statement under the Securities Act with respect to New Notes having terms substantially identical to the Old Notes of the same series,

•	to use commercially reasonable efforts to cause this registration statement to be declared effective under the Securities Act no later than 360 days after the issue date of the Old Notes, and

•	to use commercially reasonable efforts to commence and complete the exchange offer promptly, but no later than 30 business days after the exchange offer registration statement becomes effective.

We are obligated, upon the effectiveness of the exchange offer registration statement referred to above, to offer the holders of the Old Notes the opportunity to exchange their Old Notes for an equivalent principal amount of New Notes which will be issued without a restrictive legend and may be reoffered and resold by the holder generally without restrictions or limitations under the Securities Act. The exchange offer is being made pursuant to the Registration Rights Agreement to satisfy our obligations under that agreement.

The Registration Rights Agreement generally provides, among other things, that if the exchange offer is not completed within 390 days after the issue date of the Old Notes, or we fail to maintain the effectiveness of the exchange offer registration statement, the interest rate on the Old Notes will initially increase by 0.25% per annum and after 90 days (if the default continues) by 0.50% per annum, the maximum additional annual interest rate, until the earlier of such time as default is remedied or November 15, 2013; provided that in no event shall the interest rate on the Old Notes increase by more than 0.50% per annum in the aggregate. Neither the New Notes nor, following the exchange offer, the Old Notes will have this right for additional interest in case of non-registration.

Terms of the Exchange Offer

For each of the Old Notes properly surrendered and not withdrawn before the expiration date of the exchange offer or as otherwise described in the section “—Withdrawal of Tenders” below, a New Note having a principal amount equal to that of the surrendered Old Note of the same series will be issued.

The form and terms of the New Notes will be the same as the form and terms of the Old Notes of the same series except that:

•

the New Notes will be registered under the Securities Act and therefore will not be subject to the restrictions on transfer that apply to the Old Notes, and the global securities representing the New Notes will not bear transfer restriction legends;

•	the New Notes will not be subject to the registration rights relating to the Old Notes and will not contain provisions for payment of additional interest in case of non-registration; and

•	the New Notes will bear different CUSIP and ISIN numbers than the Old Notes of the same series.

You may tender the Old Dollar Notes only in minimum denominations of $150,000 and integral multiples of $1,000 in excess thereof, the Old Euro Notes only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof and the Old Sterling Notes in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof.

The New Notes will evidence the same indebtedness as the Old Notes of the same series they replace, and will be issued under, and be entitled to the benefits of, the same Indenture that authorized the issuance of the Old Notes of the same series. As a result, the Old Notes and the respective replacement New Notes of the same series will be treated as a single series of notes under the Indenture.

No interest will be paid in connection with the exchange. The New Dollar Notes and New Sterling Notes will bear interest from and including May 15, 2012, the last interest payment date on which interest has been paid on the Old Dollar Notes and Old Sterling Notes. The New Euro Notes will bear interest from and including November 15, 2011, the original issue date of the Old Euro Notes, since no interest has been paid on the Old Euro Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on Old Notes at the time of tender. Rather, that interest will be payable on the New Notes delivered in exchange for the Old Notes on the first interest payment date after the expiration date.

Under existing SEC interpretations, the New Notes would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the New Notes in the exchange offer will be subject to a prospectus delivery requirement, and in some circumstances a registration requirement, with respect to their resale. This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met in order to receive freely transferable New Notes:

•	you must not be a broker-dealer that acquired the Old Notes directly from us or in market-making transactions or other trading activities;

•	you must acquire the New Notes in the ordinary course of your business;

•

you must not be participating, have any intention to participate or have any arrangements or understandings with any person to participate, in the distribution of the New Notes within the meaning of the Securities Act; and

•	you must not be an “affiliate” of ours, as defined under Rule 405 of the Securities Act.

By tendering your Old Notes for New Notes in the exchange offer, you will be representing to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

•	you cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•	you must comply with all applicable registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

The SEC considers broker-dealers that acquired Old Notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the New Notes if they participate in the exchange offer. Consequently, these broker-dealers must comply with all applicable registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

A broker-dealer that has bought Old Notes for market-making or other trading activities must comply with all applicable prospectus delivery requirements of the Securities Act in order to resell any New Notes it receives for its own account in the exchange offer, and provide AIG with a signed acknowledgment of compliance. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The SEC has taken the position that broker-dealers may use this prospectus (as it may be amended or supplemented from time to time) to fulfill their prospectus delivery requirements with respect to the New Notes. We have agreed in the Registration Rights Agreement to promptly provide such number of copies of the prospectus to each such broker-dealer as such broker-dealer reasonably may request in the letter of transmittal accompanying this prospectus for a period of up to 30 days after the completion of the exchange offer.

Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of New Notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 11:59 p.m., New York City time, on                     , 2012, unless we extend the expiration date. We may extend this expiration date in our sole discretion, and we will extend the expiration date to the extent required by the Exchange Act. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.

We reserve the right, in our sole discretion:

•	to, prior to the expiration date, delay accepting any Old Notes;

•	to extend the exchange offer;

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below under “— Conditions to the Exchange Offer” shall not have been satisfied; or

•	to amend or waive the terms of the exchange offer in any way we determine.

We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of Old Notes. If we amend the exchange offer in a manner that constitutes a material change, or if we waive a material condition, or if a material change occurs in any other information included or incorporated by reference in this prospectus prior to the expiration date, we will promptly disclose the amendment, waiver or material change in a manner reasonably calculated to inform the holders of Old Notes of the amendment, waiver or material change, and extend the offer to the extent required by the Exchange Act.

We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer through a timely release to a financial news service.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or to exchange New Notes for, any Old Notes, and we may terminate the exchange offer as provided in this prospectus before the expiration date, if:

•	any law, rule or regulation shall have been proposed, adopted or enacted, or interpreted in a manner, which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•

any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•	we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus;

•

any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•

any other change or development, including a prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects, the market price of the New Notes or the Old Notes or the value of the exchange offer to us; or

•

there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States Federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time and from time to time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.

If we determine in our reasonable judgment that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders;

•	extend the exchange offer and retain all Old Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these Old Notes; or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered Old Notes which have not been withdrawn.

Any determination by us concerning the above events will be final and binding.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date; and

•	purchase Old Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

Minimum Amount Per Tender

Holders may tender the Old Dollar Notes only in minimum denominations of $150,000 and integral multiples of $1,000 in excess thereof, the Old Euro Notes only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof and the Old Sterling Notes in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof .

Procedures for Tendering Old Notes Held through DTC

How to Tender If You Are a Beneficial Owner but Not a DTC Participant

Any beneficial owner whose Old Notes are held through the Depository Trust Company (“DTC”) by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes should contact such nominee promptly and instruct such entity to tender Old Notes on such beneficial owner’s behalf.

If you hold your Old Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the exchange offer a number of days before the expiration date in order for such entity to tender Old Notes on your behalf at or prior to the expiration date.

How to Tender If You Are a DTC Participant

To participate in the exchange offer, a DTC participant holding Old Notes through DTC must:

•	comply with DTC’s Automated Tender Offer Program (“ATOP”) procedures described below; or

•

(i) complete and sign and date the applicable letter of transmittal, or a facsimile of the applicable letter of transmittal; (ii) have the signature on the applicable letter of transmittal guaranteed if the applicable letter of transmittal so requires; and (iii) mail or deliver the applicable letter of transmittal or facsimile thereof to the exchange agent prior to the expiration date.

In addition, either:

•	the exchange agent must receive, prior to the expiration date, a properly transmitted agent’s message (as defined below); or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such Old Notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below, the applicable letter of transmittal and any other documents required by the applicable letter of transmittal.

Tenders of Old Notes pursuant to the procedures described above, and acceptance thereof by us, will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer, which agreement will be governed by the laws of the State of New York.

No documents should be sent to us. Delivery of a letter of transmittal or an agent’s message transmitted through ATOP is at the election and risk of the person delivering or transmitting, and delivery will be deemed made only when actually received by the exchange agent.

By tendering Old Notes pursuant to the exchange offer, you will be deemed to have agreed that the delivery and surrender of the Old Notes is not effective, and the risk of loss of the Old Notes does not pass to the exchange agent, until receipt by the exchange agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the exchange agent on or prior to the expiration date.

By tendering Old Notes pursuant to the exchange offer, you will be deemed to have made the representations and warranties set forth herein and in the applicable letter of transmittal, including that you have full power and authority to tender, sell, exchange, assign and transfer the Old Notes tendered thereby, that you have complied with the short tendering rule described under “— Compliance with ‘Short Tendering’ Rule” below, and that when such Old Notes are accepted for exchange by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. You will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the exchange agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Old Notes tendered thereby.

We have not provided guaranteed delivery provisions in connection with the exchange offer. You must tender your Old Notes in accordance with the procedures set forth herein.

Tendering through DTC’s ATOP

The exchange agent will establish an account at DTC with respect to the Old Notes held through DTC for purposes of the exchange offer, and any financial institution that is a DTC participant may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer.

The exchange agent and DTC have confirmed that Old Notes held in book-entry form through DTC that are to be tendered in the exchange offer are eligible for ATOP. To effectively tender Old Notes eligible for ATOP that are held through DTC, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent for its acceptance. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to herein as a “book-entry confirmation.” Delivery of documents to DTC does not constitute delivery to the exchange agent.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such agent’s message, stating that such participant has received and agrees to be bound by the terms and conditions of the exchange offer as set forth in this document and the letter of transmittal, and that we may enforce such agreement against such participant.

If you desire to tender your Old Notes on the expiration date through ATOP, you should note that you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Signature Guarantees

All signatures on a letter of transmittal or a notice of withdrawal, as the case may be, delivered to the exchange agent must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Old Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of Old Notes who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the letter of transmittal or (2) for the account of a bank, broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker, credit union, national securities exchange, registered securities association or clearing agency or savings institution that is a participant in a Securities Transfer Association recognized program. If Old Notes are registered in the name of a person other than the signer of a letter of transmittal or a notice of withdrawal, as the case may be, or if delivery of the New Notes is to be made or tendered Old Notes that are not accepted are to be returned to a person other than the holder, then the signature on the letter of transmittal accompanying the tendered Old Notes must be guaranteed by a Medallion Signature Guarantor as described above.

Procedures for Tendering Old Notes Held through Euroclear or Clearstream

To tender Old Notes held through Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), a holder who is not a Direct Participant in Euroclear or Clearstream must arrange for a Direct Participant to deliver its Electronic Acceptance Instruction, which includes its Security Instructions (as defined below), to Euroclear or Clearstream in accordance with the deadlines specified by Euroclear or Clearstream on or prior to the expiration date, as the case may be. Only a Direct Participant in Euroclear or Clearstream may submit an Electronic Acceptance Instruction to Euroclear or Clearstream.

The term “Security Instructions” means, with respect to securities held through Euroclear or Clearstream, irrevocable instructions: (i) to block any attempt to transfer a holder’s Old Notes on or prior to the applicable settlement date; and (ii) to debit the holder’s account on the applicable settlement date in respect of the New Notes that have been tendered by the holder. By submitting a Security Instruction, holders authorize Euroclear and Clearstream to disclose the name of the Direct Participant to the relevant exchange agent and AIG. All of the Old Notes tendered by the holder will be debited from the holder’s account. The debit will occur upon receipt of an instruction from the exchange agent. In the event that the exchange offer is terminated by us prior to the applicable settlement date, as notified to Euroclear or Clearstream by the exchange agent, the irrevocable instructions will be automatically withdrawn. Security Instructions can be delivered only by Direct Participants in Euroclear and Clearstream.

A holder’s Electronic Acceptance Instruction, which includes its Security Instructions, must be delivered and received by Euroclear or Clearstream in accordance with the procedures established by them and on or prior to the deadlines established by each of those clearing systems. Holders are responsible for informing themselves of these deadlines and for arranging the due and timely delivery of Security Instructions to Euroclear or Clearstream.

Beneficial owners that hold Old Notes through a custodian may not submit an Electronic Acceptance Instruction directly. Such holders should contact their relevant custodians to submit an Electronic Acceptance Instruction on their behalf.

No Guaranteed Delivery

There are no guaranteed delivery provisions applicable to the exchange offer. Holders must tender their Old Notes in accordance with the proper procedures for tendering.

Representations on Tendering Old Notes

By surrendering Old Notes in the exchange offer, you will be representing that, among other things:

•	you are acquiring the New Notes issued in the exchange offer in the ordinary course of your business;

•

you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the New Notes within the meaning of the Securities Act;

•	you are not an “affiliate” of ours, as defined in Rule 405 under the Securities Act;

•	you have full power and authority to tender, exchange, assign and transfer the Old Notes tendered;

•

we will acquire good, marketable and unencumbered title to the Old Notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, or other obligations relating to their sale or transfer, and not subject to any adverse claim, when the Old Notes are accepted by us;

•

you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the New Notes, you must comply with all applicable registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes, and you cannot rely on the position of the SEC’s staff in their no-action letters issued for persons who are not broker-dealers; and

•	you are not acting on behalf of someone who cannot truthfully and completely make such representation.

If you are in a foreign jurisdiction, in addition you will be representing that:

•

you are not a person to whom it is unlawful to make an offer or solicitation pursuant to the exchange offer under applicable securities laws of your jurisdiction, you have not distributed or forwarded this prospectus or any other documents or materials relating to the exchange offer to any such person and you have (before tendering the Old Notes for exchange) complied with all laws and regulations applicable to you for the purposes of its participation in the exchange offer;

•	you are located outside of Austria or, if you are located or resident in Austria, you are a qualified investor as defined by Section 3 numeral 11 of the Austrian Capital Market Act;

•

you are located outside of Denmark or, if you are located or resident in Denmark, the offer to you will not be considered a marketing of New Notes in Denmark or an offer of the New Notes to the public in Denmark within the meaning of the Danish Securities Trading Act or any Executive Orders issued pursuant thereto;

•

you are located outside of France or, if you are located or resident in France, you are (i) a qualified investor (investisseurs qualifié), as defined in Articles L. 411-2 II of the Code monétaire et financier, and you are acting for your own account or (ii) a person providing investment services relating to portfolio management for the account of third-parties; you acknowledge that no prospectus has been prepared in connection with the offering of the New Notes that has been approved by the French Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the French Autorité des marchés financiers;

•

you are located outside of Hong Kong or, if you are located or resident in Hong Kong, you are a professional investor as defined in section 1 of Part 1 of Schedule 1 to the Securities and Future Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder; and you acknowledge that your warranties are required in connection with Hong Kong Laws; you acknowledge that each of the Company, exchange agent and other participants in the exchange offer and their respective subsidiaries, agents, affiliates and advisers will rely upon the truth, completeness and accuracy of your warranties set out in this section, and you agree to notify the Company and the exchange agent promptly in writing if any of your warranties ceases to be true, complete and accurate or if it becomes misleading;

•

you are located outside Italy or, if you are located in Italy, you are either (i) tendering the Old Notes for New Notes having an aggregate nominal amount of at least €50,000 (or its equivalent in another currency) or (ii) a qualified investor (investitore qualificato), as defined pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and Article 34-ter, paragraph 1, letter b) of Commissione Nazionale per le Società e la Borsa (“CONSOB”) Regulation No. 11971 of 14 May 1999, as amended;

•

you are located outside of Japan or, if you are located or resident in Japan: (a) you are a qualified institutional investor, as defined in Article 10 of the Ordinance of Cabinet Office Concerning Definitions Provided in Article 2 of the Financial Instruments and Exchange Law of Japan (“QII”); and (b) you have been informed that: (1) the New Notes have not been and will not be registered under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) since the offering in Japan constitutes the private placement to QIIs under Article 2, Paragraph 3, Item 2-A of the FIEL; and (2) any transfer of the New Notes is prohibited except where it is transferred to QIIs;

•

you are an existing holder of the Old Notes previously issued by AIG and will not circulate or distribute this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the New Notes, and will not offer or sell or make the subject of an invitation for subscription or purchase, whether directly or indirectly, the New Notes, to any persons in Singapore other than (i) to existing holders of Old Notes pursuant to Section 273(1)(cd) of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) or (ii) pursuant to, and in accordance with, the conditions of an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the SFA; and

•

you are not located or resident in the United Kingdom or, if you are located or resident in the United Kingdom, you are a person falling within the definition of Investment Professionals (as defined in the Order) or within Article 43(2) of the Order, or to whom this prospectus may lawfully be communicated in accordance with the Order.

If you are a broker-dealer and you will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will comply with all applicable prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal states that, by complying with their obligations, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See also “Plan of Distribution.”

Withdrawal of Tenders

Your tender of Old Notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of Old Notes at any time prior to 11:59 p.m., New York City time, on                     , 2012, the expiration date. You may also withdraw tenders of any Old Notes that have not yet been accepted for exchange after the expiration of 40 business days from the commencement of the exchange offer.

For a withdrawal to be effective for DTC, Euroclear or Clearstream participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC, Euroclear or Clearstream.

Any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC, Euroclear or Clearstream, as applicable. We will determine, in our sole discretion, all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect to them unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be re-tendered by following the procedures for tendering at any time prior to the expiration date.

Certain Matters Relating to Non-U.S. Jurisdictions

Although we will make available this document to holders of the Old Notes to the extent required by U.S. law, this document is not an offer or solicitation of an offer to sell, purchase or exchange securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. We have not taken any action under those non-U.S. regulations to facilitate a public offer to exchange outside the United States. Therefore, the ability of any non-U.S. person to tender Old Notes in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for us to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. holders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the New Notes that may apply in their home countries. We and the exchange agent cannot provide any assurance about whether such limitations may exist. By signing or being deemed to sign the letter of transmittal and tendering Old Notes, you are representing that if you are located outside the United States the offer to you and your acceptance of it does not contravene the applicable laws where you are located. See also “Notice to Certain Non-U.S. Holders” below.

Exchange Agent

We have appointed Global Bondholder Services Corporation as exchange agent in connection with the exchange offer of the New Dollar Notes, New Euro Notes and New Sterling Notes. Holders should direct questions, requests for assistance and for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows:

Global Bondholder Services Corporation

By Mail, Hand Delivery or Overnight Courier:

65 Broadway — Suite 404

New York, New York 10006

Attention: Corporate Actions

Telephone: (212) 430-3774

By Facsimile Transmission:

(212) 430-3775/3779

Attention: Corporate Actions

Confirm by telephone:

(212) 430-3774

Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above or to any exchange agent for the respective New Notes other than as specified above will not constitute a valid delivery.

Fees and Expenses

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the exchange offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

No Recommendation

You must make your own decision whether to tender any Old Notes in the exchange offer and, if so, as to the principal amount of Old Notes to tender. None of us, the exchange agent or any other person makes any recommendation as to whether or not holders of outstanding Old Notes should tender their Old Notes for exchange in the exchange offer. Before making your decision, we urge you to carefully read this document in its entirety, including the information set forth under “Risk Factors,” and the other documents incorporated by reference or referred to in this document, including the letter of transmittal. See “Where You Can Find More Information.”

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Old Notes for his or her own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Old Notes being tendered and (b) will cause such Old Notes to be delivered in accordance with the terms of the exchange offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Old Notes in the exchange offer under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the exchange offer upon the terms and subject to the conditions described in this prospectus, including the tendering holder’s acceptance of the terms and conditions of the exchange offer, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position equal to or greater than the aggregate principal amount of the Old Notes being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Old Notes complies with Rule 14e-4.

Consequences of Failure to Properly Tender Old Notes in the Exchange

We will issue the New Notes in exchange for Old Notes under the exchange offer only after timely confirmation of book-entry transfer of the Old Notes into the exchange agent’s account and after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal, as applicable, and receipt by the exchange agent of any other required documents. Therefore, holders of the Old Notes desiring to tender Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining Old Notes. Remaining Old Notes will continue to be subject to the following restrictions on transfer:

•

holders may resell Old Notes only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining Old Notes will bear a legend restricting transfer in the absence of registration or an exemption.

To the extent that Old Notes are tendered and accepted in connection with the exchange offer, any trading market for remaining Old Notes could be adversely affected.

DESCRIPTION OF THE NOTES

We have summarized below certain terms of the New Notes. This summary is not complete. You should refer to the Indenture, dated as of October 12, 2006, between us and The Bank of New York Mellon, as Trustee, as supplemented by the Fourth Supplemental Indenture, dated as of April 18, 2007, and the Eighth Supplemental Indenture, dated as of December 3, 2010 (as so supplemented, the “Base Indenture” with respect to all the New Notes), and the Thirteenth Supplemental Indenture, dated as of November 15, 2011 with respect to the New Dollar Notes (the Base Indenture so supplemented by the Thirteenth Supplemental Indenture, the “Dollar Notes Indenture”), the Fourteenth Supplemental Indenture, dated as of November 15, 2011 with respect to the New Euro Notes (the Base Indenture so supplemented by the Fourteenth Supplemental Indenture, the “Euro Notes Indenture”), and the Fifteenth Supplemental Indenture, dated as of November 15, 2011 with respect to the New Sterling Notes (the Base Indenture so supplemented by the Fifteenth Supplemental Indenture, the “Sterling Notes Indenture”). We refer to the Dollar Notes Indenture, the Euro Notes Indenture and the Sterling Notes Indenture collectively as the “Indenture.” The Bank of New York Mellon acts as Trustee under the Indenture. We urge you to read the Indenture in its entirety because it, and not this description, defines your rights as holders of the New Notes. The Indenture is filed as an exhibit to the registration statement of which this prospectus is a part and you can obtain a copy of the Indenture as described under “Where You Can Find More Information.”

All references to the “Notes” below in this section include both the New Notes being offered in this exchange offer and the Old Notes that are not exchanged for New Notes in this exchange offer, and all references to Dollar Notes, Euro Notes and Sterling Notes below in this section include both the New Dollar Notes, New Euro Notes and New Sterling Notes, respectively, and the Old Dollar Notes, Old Euro Notes and Old Sterling Notes, respectively, that are not exchanged for the corresponding series of New Notes in the exchange offer, except the Old Notes will continue to be subject to certain transfer restrictions as described under “Risk Factors — If you fail to exchange the Old Notes, they will remain subject to transfer restrictions, and it may be harder for you to resell and transfer your Old Notes.” The New Notes and the Old Notes of the same series that are not exchanged constitute a single series of notes under the Indenture.

Each of the New Dollar Notes, New Euro Notes and New Sterling Notes will be issued as a separate series of debt securities under the Indenture.

The New Dollar Notes will be issued in fully registered form without interest coupons and will be represented by one or more global securities registered in the name of DTC, or its nominee. The New Euro Notes and the New Sterling Notes will be issued in fully registered form without interest coupons and will be represented by one or more global securities registered in the name of a common depository for Euroclear and Clearstream.

The Notes will be unsecured senior obligations of AIG and will rank equally with all of our other unsecured senior indebtedness. The Notes will be structurally subordinated to all future and existing obligations of our subsidiaries, which is significant. The Notes will rank senior to any existing and future subordinated indebtedness that we may incur.

We may, without the consent of the holders of any series of the Notes, increase the principal amount of such series of Notes by issuing additional notes on the same terms and conditions (except that the issue price and issue date may vary) and with the same CUSIP and ISIN numbers and common code as such series of Notes being offered in this exchange offer. Such series of Notes being offered in this exchange offer and any additional notes of the same series would rank equally and ratably and would be treated as a single class for all purposes of the Indenture.

AIG intends to apply to the ISE for the New Euro Notes offered in this exchange offer and the New Sterling Notes offered in this exchange offer to be admitted to the Official List and traded on its regulated market, as the Old Euro Notes and Old Sterling Notes are. There can be no assurance that the New Euro Notes offered in this exchange offer and New Sterling Notes offered in this exchange offer will be admitted for trading. We do not intend to apply to list the New Dollar Notes offered in this exchange offer on any national securities exchange or any automated dealer quotation system.

Issuance in Euro and Sterling

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted it as their currency, then all payments on the Euro Notes will be made in U.S. dollars until euros are again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euros. Any payment in respect of the Euro Notes so made in U.S. dollars will not constitute an event of default under the Indenture.

If pounds sterling are unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or pounds sterling are no longer used by the United Kingdom as its currency, then all payments on the Sterling Notes will be made in U.S. dollars until pounds sterling are again available to us or so used. The amount payable on any date in pounds sterling will be converted into U.S. dollars on the basis of the most recently available market exchange rate for pounds sterling. Any payment in respect of the Sterling Notes so made in U.S. dollars will not constitute an event of default under the Indenture.

Principal, Maturity and Interest

The New Notes will be issued in Authorized Denominations and in an aggregate principal amount, together with any Old Notes not exchanged in this exchange offer, of $256,161,000, in the case of New Dollar Notes, €420,975,000, in the case of New Euro Notes, and £662,222,000, in the case of New Sterling Notes. Principal of and interest on the Notes will be payable, and the Notes will be transferable, at our office or agency in The City of New York, which initially will be the corporate trust office of the Trustee currently located at 101 Barclay Street, New York, New York 10286. No service charge will be made for any registration of transfer of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

The Dollar Notes will bear interest at the rate of 6.820% per annum. The Euro Notes will bear interest at the rate of 6.797% per annum. The Sterling Notes will bear interest at the rate of 6.765% per annum.

The Dollar Notes will mature on November 15, 2037. The Euro Notes and the Sterling Notes will mature on November 15, 2017. Interest on the New Dollar Notes and New Sterling Notes will be payable semiannually in arrears on May 15 and November 15 of each year, and will accrue from and including May 15, 2012, the last interest payment date on which interest was paid on the Old Dollar Notes and Old Sterling Notes, respectively. Interest on the New Euro Notes will be payable annually in arrears on November 15 of each year, and will accrue from and including November 15, 2011, the original issue date of the Old Euro Notes, since no interest has been paid on the Old Euro Notes. Interest on the Dollar Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Euro Notes and the Sterling Notes will be computed on the basis of a 365- or 366-day year, as applicable, and the actual number of days elapsed.

On the maturity date of the Notes, holders will be entitled to receive 100% of the principal amount of the Notes plus accrued and unpaid interest, if any. If any interest payment date or the maturity date of a Note falls on a day that is not a business day, we will make the required payment on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day. “Business day” for the purposes of the Dollar Notes means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close. “Business day” for the purposes of the Sterling Notes means any such day on which dealings in pounds sterling are transacted in the London interbank market and for the purposes of the Euro Notes means any such day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

The Notes do not provide for any sinking fund or permit holders to require us to repurchase the Notes.

Optional Redemption

We will have the right to redeem any series of Notes, in whole or in part, at any time, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes of such series to be redeemed; and

•

as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) for Notes of such series discounted to the redemption date, on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months for Dollar Notes, on an annual basis assuming a 365- or 366-day year, as applicable, and the actual number of days elapsed for Euro Notes and on a semi-annual basis assuming a 365- or 366-day year, as applicable, and the actual number of days elapsed for Sterling Notes, at the applicable Discount Rate plus 50 basis points, plus, in either case, accrued and unpaid interest thereon to the date of redemption. If we redeem all of the outstanding Euro Notes or Sterling Notes upon becoming obligated to pay Additional Amounts as described under “— Additional Amounts” below, the redemption price will be 100% of the principal amount of the series of Notes to be redeemed plus accrued interest thereon to the date of redemption.

The definitions of certain terms used in this summary are listed below.

“Comparable Bundesobligationen Issue” means the 4.25% German Bundesobligationen due July 4, 2017 or, if such security is no longer in issue, the German Bundesobligationen security selected by an independent investment bank having a maturity comparable to the term remaining from the redemption date to the maturity date of the Euro Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Dollar Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Dollar Notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Discount Rate” means, with respect to any redemption date, (a) in the case of Dollar Notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, (b) in the case of Euro Notes, the then current yield on the Comparable Bundesobligationen Issue or (c) in the case of the Sterling Notes at the Sterling Gross Redemption Yield (determined by reference to the middle market price) at 11:00 a.m., London time, on the Reference Date of the Sterling Reference Bond.

“Quotation Agent” means AIG Markets, Inc., or any other firm appointed by us, acting as quotation agent. AIG Markets, Inc. is our affiliate.

“Reference Date” means the date which is three business days prior to the date fixed for redemption.

“Reference Treasury Dealer” means:

•

each of Barclays Bank Inc, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC, or its respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer; and

•	any other primary treasury dealer selected by the Quotation Agent after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. on the third business day preceding such redemption date.

“Sterling Gross Redemption Yield” means the gross redemption yield on the Sterling Reference Bond (as calculated by the Quotation Agent on the basis set out in the United Kingdom Debt Management Office in the paper “Formulae for Calculating Gilt Prices from Yields,” page 4, Section One: Price/Yield Formulae “Conventional Gilts; Double-dated and Undated Gilts with Assumed (or Actual) Redemption on a Quasi-Coupon Date” (published on June 8, 1998 and updated on March 15, 2002 and as further updated or amended) on a semi-annual compounding basis (converted on an annualized yield and rounded up (if necessary) to four decimal places)).

“Sterling Reference Bond” means the 4.0% Treasury Stock due September 7, 2016, or if such stock is no longer in issue such other United Kingdom government stock with a maturity date as near as possible to the maturity date of the Sterling Notes, as the Quotation Agent may, with the advice of the Sterling Reference Market Makers, determine to be appropriate by way of substitution for the 4.0% Treasury Stock due September 7, 2016.

“Sterling Reference Market Makers” means three brokers or market makers of gilts selected by the Quotation Agent.

All calculations made by the Quotation Agent for the purposes of calculating the redemption price of any series of Notes shall be conclusive and binding on the holders of such series of Notes, the Trustee and us, absent manifest error.

lf less than all of a series of Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

We will give to DTC, Euroclear or Clearstream, as applicable, a notice of redemption at least 30 but not more than 60 days before the redemption date. If any series of Notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount thereof to be redeemed. A Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notice by DTC, Euroclear or Clearstream to its participants and by participants to “street name” holders of indirect interests in the Notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements. The redemption may be conditioned upon the occurrence of one or more conditions precedent.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If a redemption date falls on a day that is not a business day, we will make the required payment on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Limitation on Liens Covenant

We have made a covenant with respect to the Notes that we will not and will not permit any Designated Subsidiary (as defined below) to, directly or indirectly, create, issue, assume, incur or guarantee any indebtedness for money borrowed (other than non-recourse indebtedness) which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future voting stock of a Designated Subsidiary unless the Notes and, if we so elect, any of our other indebtednesses ranking at least pari passu with the Notes, are secured equally and ratably with (or prior to) such other secured indebtedness. For purpose of this covenant, “Designated Subsidiary” means American Home Assurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., and any subsidiary the assets of which exceed 20% of our consolidated assets, to be determined as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of such determination and in accordance with generally accepted accounting principles as in effect on the last day of such calendar quarter. As of June 30, 2012, AIUH LLC, Chartis Inc., Chartis U.S., Inc., SAFG Retirement Services, Inc. and SunAmerica Financial Group, Inc. had assets that exceeded 20% of our consolidated assets.

Other than the covenant described above and the provisions described under “Description of the Notes — Special Situations” in this prospectus, neither the Indenture nor the Notes contain other provisions that afford holders of Notes protection in the event we:

•	engage in a change of control transaction;

•	subject to the covenant discussed above, issue secured debt or secure existing unsecured debt;

•	issue debt securities or otherwise incur additional unsecured indebtedness or other obligations;

•	purchase or redeem or make any payments in respect of capital stock or other securities ranking junior in right of payment to the Notes;

•	sell assets;

•	enter into transactions with related parties, including Treasury; or

•	conduct other similar transactions that may adversely affect the holders of the Notes.

Additional Amounts

Subject to the exemptions and limitations set forth below, we will pay Additional Amounts on the Euro Notes and the Sterling Notes with respect to any beneficial owner of the Euro Notes or the Sterling Notes that is a non-U.S. person to ensure that each net payment to that non-U.S. person on any Euro Notes or Sterling Notes that it beneficially owns will not be less, due to the payment of U.S. withholding tax as a result of any change in law that becomes effective after the date hereof, than the amount then otherwise due and payable. For this purpose, a “net payment” on a Euro Note or a Sterling Note means a payment by us or any paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment, or other governmental charge on the Additional Amounts. As used herein, “U.S.” means the United States of America, including each state of the United States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction. Additional Amounts are included in the interest on the Euro Notes and the Sterling Notes.

We will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government, political subdivision, or taxing authority of that government, except as provided in the prior paragraph. In addition, if we become obligated to pay Additional Amounts on the Euro Notes or the Sterling Notes, we may redeem them at any time in whole but not in part at 100% of their principal amount plus accrued and unpaid interest through the date of redemption as described above under “— Optional Redemption.”

We will not be required to pay Additional Amounts, however, in any of the circumstances described in items (1) through (13) below.

(1) Additional Amounts will not be payable if a payment on the Euro Notes or the Sterling Notes is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	having a relationship with the U.S. as a citizen, resident, or otherwise;

•	having had such a relationship in the past; or

•	being considered as having had such a relationship.

(2) Additional Amounts will not be payable if a payment on the Euro Notes or the Sterling Notes is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	being treated as present in or engaged in a trade or business in the U.S.;

•	being treated as having been present in or engaged in a trade or business in the U.S. in the past; or

•	having or having had a permanent establishment in the U.S.

(3) Additional Amounts will not be payable if a payment on the Euro Notes or the Sterling Notes is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being or having been a:

•	personal holding company;

•	foreign private foundation or other foreign tax-exempt organization;

•	passive foreign investment company;

•	controlled foreign corporation; or

•	corporation that has accumulated earnings to avoid U.S. federal income tax.

(4) Additional Amounts will not be payable if a payment on the Euro Notes or the Sterling Notes is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote.

(5) Additional Amounts will not be payable if a payment on the Euro Notes or the Sterling Notes is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Euro Notes or the Sterling Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Euro Notes or the Sterling Notes for investment purposes only nor (B) buying the Euro Notes or the Sterling Notes for resale to a third-party that itself either is not a bank or holding the Euro Notes or the Sterling Notes for investment purposes only.

For purposes of items (1) through (5) above, “beneficial owner” includes a fiduciary, settlor, partner, member, shareholder or beneficiary of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(6) Additional Amounts will not be payable to any beneficial owner of a Euro Note or a Sterling Note that is:

•	a fiduciary;

•	a partnership;

•	a limited liability company;

•	another fiscally transparent entity; or

•	not the sole beneficial owner of the Euro Note or the Sterling Note, or any portion of the Euro Note or the Sterling Note.

However, this exception to the obligation to pay Additional Amounts will apply only to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner, partner, or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner, or member received directly its beneficial or distributive share of the payment.

(7) Additional Amounts will not be payable if a payment on the Euro Notes or the Sterling Notes is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay Additional Amounts will apply only if compliance with these reporting requirements is required as a precondition to exemption from such tax, assessment or other governmental charge by statute or regulation of the U.S. or by an applicable income tax treaty to which the U.S. is a party.

(8) Additional Amounts will not be payable if a payment on the Euro Notes or the Sterling Notes is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on the Euro Notes or the Sterling Notes by us or any withholding agent (within the meaning of the applicable rules).

(9) Additional Amounts will not be payable if a payment on the Euro Notes or the Sterling Notes is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(10) Additional Amounts will not be payable if a payment on the Euro Notes or the Sterling Notes is reduced as a result of any:

•	estate tax;

•	inheritance tax;

•	gift tax;

•	sales tax;

•	excise tax;

•	transfer tax;

•	wealth tax;

•	personal property tax; or

•	similar tax, assessment, withholding, deduction or other governmental charge.

(11) Additional Amounts will not be payable if a payment on the Euro Notes or the Sterling Notes is reduced as a result of any tax, assessment or other governmental charge required to be withheld by any withholding agent (within the meaning of the applicable rules) from a payment of principal or interest on the Euro Notes or the Sterling Notes if that payment can be made without such withholding by any other withholding agent.

(12) Additional Amounts will not be payable if a payment on the Euro Notes or the Sterling Notes is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any EU Directive on the taxation of savings income or any law implementing or complying with, or introduced to conform to, any such Directive.

(13) Additional Amounts will not be payable if a payment on the Euro Notes or the Sterling Notes is reduced as a result of any combination of items (1) through (12) above.

As used in this section, the term “non-U.S. person” means any person who, for U.S. federal income tax purposes is:

•	a nonresident alien individual;

•	a foreign corporation;

•

a foreign partnership, one or more of the members of which, for U.S. federal income tax purposes, is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust; or

•	a nonresident alien fiduciary of an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from a Euro Note or a Sterling Note.

Special Situations

Mergers and Similar Transactions

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease our properties and assets substantially as an entirety to another company or firm. However, we may not take any of these actions unless all the following conditions are met:

•

When we merge or consolidate out of existence or sell or lease our properties and assets substantially as an entirety, the other company or firm may not be organized under a foreign country’s laws — that is, it must be a corporation, partnership or trust organized under the laws of a state of the United States or the District of Columbia or under federal law — and it must agree to be legally responsible for the Notes.

•

The merger, sale of assets or other transaction must not cause a default on the Notes, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an Event of Default (as defined below) that has occurred and not been cured. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

If the conditions described above are satisfied with respect to any series of Notes, we will not need to obtain the approval of the holders of that series of Notes in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our properties and assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we do not sell our properties and assets substantially as an entirety. It is possible that this type of transaction may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. Holders of the Notes, however, will have no approval right with respect to any transaction of this type.

Modification and Waiver of the Notes

There are three types of changes we can make to the Indenture and the Notes.

Changes Requiring Approval of All Holders

First, there are changes that cannot be made to the Indenture or the Notes without specific approval of each holder of a Note affected in any material respect by the change under the Indenture. Affected Notes may be all or less than all of the Notes. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on any Note;

•	reduce any amounts due on any Note;

•	reduce the amount of principal payable upon acceleration of the maturity of any Note following a default;

•	change the place or currency of payment on any Note;

•	impair a holder’s right to sue for payment;

•	reduce the percentage of holders of Notes whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the Indenture.

Changes Requiring a Majority Vote

The second type of change to the Indenture and the Notes is the kind that requires a vote in favor by holders of Notes owning not less than a majority of the principal amount of each series affected by the modification or, if so provided and to the extent permitted by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), of particular Notes affected thereby. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the Notes. We may also obtain a waiver of a past default from the holders of Notes owning a majority of the principal amount of the Notes. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the Notes listed in the first category described above under “— Changes Requiring Approval of All Holders” unless we obtain the individual consent of each affected holder to the waiver.

Changes Not Requiring Approval

The third type of change to the Indenture and the Notes does not require any vote by holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the Notes.

We may also make changes or obtain waivers that do not adversely affect in any material respect a particular Note, even if they affect other Notes. In those cases, we do not need to obtain the approval of the holder of that Note; we need only obtain any required approvals from the holders of the affected Notes.

Further Details Concerning Voting

When taking a vote, we will use the U.S. dollar equivalent (as determined pursuant to the Indenture) in determining how much principal amount to attribute to the Euro Notes and the Sterling Notes.

The Notes of a series will not be considered outstanding, and therefore will not be eligible to vote, if we have given a notice of redemption and deposited or set aside in trust for you money for the payment or redemption of such notes. The Notes of a series will also not be eligible to vote if they have been fully defeased as described below under “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding Notes that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders of the Notes. If we or the Trustee set a record date for a vote or other action to be taken by holders of the Notes, that vote or action may be taken only by persons who are holders of outstanding Notes on the record date. We or the Trustee, as applicable, may shorten or lengthen the period during which holders may take action.

Defeasance

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on any series of Notes, called full defeasance, if we put in place the following arrangements for holders of such series to be repaid:

•

We must deposit in trust for the benefit of all holders of the Dollar Notes, Euro Notes and Sterling Notes, as the case may be, a combination of money and notes or bonds of, respectively, the U.S. government, the Federal Republic of Germany and the United Kingdom or an agency or government-sponsored entity thereof (the obligations of which are backed by the full faith and credit of the applicable government), that will generate enough cash to make interest, principal and any other payments on the relevant series of Notes on their due dates.

•

There must be a change in current U.S. federal tax law or an Internal Revenue Service (“IRS”) ruling that lets us make the above deposit without causing the holders of the Notes of such series to be taxed on those Notes any differently than if we did not make the deposit and just paid the interest, principal and any premium and any other payments on the Notes on their scheduled payment dates ourselves. Under current federal tax law, the deposit and our legal release from the obligations pursuant to the Notes would be treated as though we took back those Notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the Notes you give back to us.

•	We must deliver to the Trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the Notes of such series. You could not look to us for repayment in the unlikely event of any shortfall.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit as described above and we will be released from the restrictive covenants under the Notes of the relevant series. This is called covenant defeasance. In that event, you would lose the protection of these restrictive covenants but would gain the protection of having money and government or government agency notes or bonds set aside in trust to repay the Notes. In order to achieve covenant defeasance, we must do the following:

•

deposit in trust for the benefit of all holders of the Dollar Notes, Euro Notes and Sterling Notes, as the case may be, a combination of money and notes or bonds of, respectively, the U.S. government, the Federal Republic of Germany and the United Kingdom or an agency or government-sponsored entity thereof (the obligations of which are backed by the full faith and credit of the applicable government), that will generate enough cash to make interest, principal and any other payments on the relevant series of Notes on their due dates; and

•

deliver to the Trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the Notes of such series any differently than if we did not make the deposit and just paid the interest, principal and any premium and any other payments on the Notes on their scheduled payment dates ourselves.

If we accomplish covenant defeasance in respect of the Notes of a series, the events of default relating to breach of covenants and acceleration of maturity, described below under “Events of Default — What Is an Event of Default?” would no longer apply to the Notes of such series. Also, if we accomplish covenant defeasance in respect of the Notes of a series, you can still look to us for repayment of the Notes of such series if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as a bankruptcy) and the Notes become immediately due and payable, there may be such a shortfall.

Events of Default

You will have special rights if an Event of Default (as defined below) occurs and is not cured, as described later in this subsection.

What Is an Event of Default?

The term “Event of Default” means, in respect of the Notes of a series, any of the following:

•	We do not pay the principal or any premium on any Note of such series within 5 days of its due date.

•	We do not pay interest on any Note of such series within 30 days of its due date.

•

We remain in breach of any covenant or warranty of the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of 25% of the principal amount of the Notes of such series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur with respect to us.

Remedies if an Event of Default Occurs

If an Event of Default occurs, the Trustee will have special duties. In that situation, the Trustee will be obligated to use those of its rights and powers under the Indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an Event of Default has occurred and has not been cured with respect to the Notes of a series, the Trustee or the holders of at least 25% in principal amount of Notes of such series may declare the entire principal amount of all the Notes of such series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the Notes of such series, provided that all other defaults have been cured and all payment obligations have been made current.

Except in cases of default, where the Trustee has the special duties described above, the Trustee is not required to take any action under the Indenture at the request of any holders unless such holders offer to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request. If security or indemnity reasonably satisfactory to the Trustee is provided, the holders of a majority in principal amount of the outstanding Notes of such series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee with respect to the Notes. These majority holders may also direct the Trustee in performing any other action under the Indenture with respect to the Notes of such series.

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

•	the registered holder of your Note must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of 25% in principal amount of all outstanding Notes of the relevant series must make a written request that the Trustee take action because of the default, and must offer reasonable indemnity to the Trustee against the costs, expenses and liabilities of taking that action; and

•	the Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your Note on or after its due date.

We will give to the Trustee every year a written statement of certain of our officers certifying that, to their best knowledge, we are in compliance with the Indenture and the Notes, or else specifying any default.

Exchange and Transfer

Holders may have Notes of a series broken into more Notes of such series of smaller denominations that are Authorized Denominations or combined into fewer Notes of such series of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

Subject to the restrictions relating to Notes represented by global securities, holders may exchange or transfer Notes at the office or agency of AIG in any place where the principal of and any premium or interest on this Note are payable. They may also replace lost, stolen or mutilated Notes at the office of the Trustee. The Trustee acts as our agent for registering Notes in the names of holders and transferring Notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. The Trustee’s agent may require an indemnity before replacing any Notes.

Holders will not be required to pay a service charge to transfer or exchange Notes, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

In the event of any redemption, neither we nor the Trustee will be required to:

•

issue, register the transfer of or exchange Notes of a series during the period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Notes of such series and ending at the close of business on the day of such mailing; or

•	transfer or exchange any Notes so selected for redemption in whole or in part, except, in the case of any Notes being redeemed in part, any portion thereof not being redeemed.

Notices

We and the Trustee will send notices regarding the Notes only to holders, using their addresses as listed in the Trustee’s records.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Our Relationship with the Trustee

The Bank of New York Mellon is one of our lenders and from time to time provides other banking services to us and our subsidiaries.

The Bank of New York Mellon serves as the trustee for our debt securities and our subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act. In that case, the trustee may be required to resign under one or more of the indentures and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

Form, Denomination and Registration

We will issue the New Dollar Notes in denominations of $150,000 and integral multiples of $1,000 in excess thereof, the New Euro Notes in denominations of €100,000 and integral multiples of €1,000 in excess thereof and the New Sterling Notes in denominations of £100,000 and integral multiples of £1,000 in excess thereof.

New Dollar Notes

One or more global notes evidencing the New Dollar Notes will be deposited on behalf of DTC and registered in the name of Cede & Co. (“Cede”), as DTC’s nominee, for the account of DTC. Except as set forth below, the record ownership of the global notes evidencing the New Dollar Notes may be transferred, in whole or in part, only to DTC, another nominee of DTC or to a successor of DTC or its nominee.

Holders may hold their interest in any of the global notes evidencing New Dollar Notes directly through DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Holders may also hold their interests in any of the global notes evidencing New Dollar Notes through Clearstream or Euroclear as participants, or through organizations that are participants in Euroclear or Clearstream. Euroclear and Clearstream will hold interests in the global notes evidencing the New Dollar Notes on behalf of their participants through DTC. Transfers between Euroclear participants and between Clearstream participants will be effected in the ordinary way in accordance with the respective rules and operating procedures of Euroclear and Clearstream.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving beneficial interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Because of time zone differences, the securities account of a Euroclear participant or Clearstream participant acquiring a beneficial interest in a global note from another participant will be credited during the securities settlement processing day immediately following the DTC settlement date and such credit of any transactions in beneficial interests in such global note settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on that business day. Cash received in Euroclear or Clearstream as a result of sales of beneficial interests in a global note by or through a Euroclear participant or Clearstream participant to another participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Holders of New Dollar Notes who are not participants may beneficially own interests in a global note held by DTC only through participants, including Euroclear or Clearstream, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede, as the nominee of DTC, is the registered owner of any global note, Cede for all purposes will be considered the sole holder of that global note. Except as provided below under “— Special Situations in which Notes Will Be Issued in Definitive Form,” owners of beneficial interests in a global note will not be entitled to have certificates registered in their names, will not receive physical delivery of certificates in definitive form, and will not be considered the holder thereof.

Neither we nor the Trustee (or any registrar or paying agent) will have any responsibility for the performance by DTC, Euroclear or Clearstream or any of the participants, indirect participants, Euroclear participants or Clearstream participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of New Dollar Notes only at the direction of one or more participants whose DTC accounts are credited with interests in a global note.

DTC has informed us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to the DTC system is also available to others such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Acquisitions of New Dollar Notes within the DTC system must be made by or through DTC participants, which will receive a credit for the New Dollar Notes on DTC’s records. The ownership interest of each actual acquirer of each New Dollar Note is, in turn, to be recorded on the direct and indirect participants’ records, including Euroclear and Clearstream. Transfers of ownership interests in the New Dollar Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive written confirmation from DTC of their acquisition. Beneficial owners will not receive certificates representing their ownership interests in New Dollar Notes, except in the limited circumstances described below under “— Special Situations in which Notes Will Be Issued in Definitive Form.”

The deposit of New Dollar Notes with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the New Dollar Notes. DTC has no knowledge of the actual beneficial owners of the New Dollar Notes; DTC’s records reflect only the identity of the direct participants to whose accounts such New Dollar Notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Principal and interest payments and any other payments on the New Dollar Notes will be made to DTC by wire transfer of immediately available funds. DTC’s usual practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to Cede & Co. (or other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Trustee, disbursement of such payments to direct participants are the responsibility of DTC, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants. Neither we nor the Trustee (or any registrar or paying agent) will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

DTC may discontinue providing its services as securities depositary with respect to the New Dollar Notes at any time by giving reasonable notice to us.

New Euro Notes and New Sterling Notes

New Euro Notes and New Sterling Notes will be evidenced by one or more global notes held in the name of, and deposited with, a common depositary on behalf of Euroclear or Clearstream and not with DTC.

Upon the issuance of the New Notes, Euroclear and/or Clearstream will credit, on their book-entry registration and transfer system, the respective principal amounts of the New Euro Notes and New Sterling Notes represented by the global securities to the accounts of persons that have accounts with Euroclear and/or

Clearstream. Ownership of beneficial interests in the New Euro Notes and New Sterling Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear and/or Clearstream (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants).

Investors may hold their interests in the global notes evidencing New Euro Notes and New Sterling Notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any global notes held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other financial institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the global notes through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Special Situations in which Notes Will Be Issued in Definitive Form.” As a result of these arrangements, the common depositary, or its nominee, will be the sole registered owner and holder of the global notes, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with Euroclear or Clearstream or with another institution that does.

Euroclear

Euroclear has informed us as follows:

Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities intermediaries, through electronic book-entry changes in accounts of those participants or other securities intermediaries. Euroclear provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. Nonparticipants in the Euroclear System may hold and transfer book-entry interests in the New Notes through accounts with a participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in the New Notes through one or more securities intermediaries standing between such other securities intermediary and Euroclear. This information is published on Euroclear’s website: www.euroclear.com. This information has been accurately reproduced and, as far as AIG is aware and is able to ascertain from information published by Euroclear, no facts have been omitted which would render this information materially inaccurate or misleading.

Investors electing to acquire a beneficial interest in New Notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of that intermediary with respect to the settlement of new issues of securities.

Investors electing to acquire, hold or transfer a beneficial interest in New Notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of that intermediary with respect to the settlement of secondary market transactions in the New Notes. Investors that acquire, hold and transfer interests in the New Notes by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such intermediary and each other intermediary, if any, standing between themselves and the investor.

Euroclear has advised that, under Belgian law, investors that are credited with securities on the records of Euroclear have a co-property right in the fungible pool of interests in securities on deposit with Euroclear in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of Euroclear, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with Euroclear. If Euroclear did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with such interests in securities on Euroclear’s records, all participants having an amount of interests in securities of such type credited to their accounts with Euroclear would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit. Under Belgian law, Euroclear is required to pass on the benefits of ownership in any interests in New Notes on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

Distributions with respect to the New Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions.

The information in this section concerning Euroclear and Euroclear’s book-entry system has been accurately reproduced from sources that we believe to be reliable, but we assume no responsibility for the performance of Euroclear or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Clearstream

Clearstream has informed us as follows:

Clearstream is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear operator to facilitate the settlement of trades between Euroclear and Clearstream. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. This information is published on Clearstream’s website: www.clearstream.com.

Distributions with respect to New Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

The information in this section concerning Clearstream and Clearstream’s book-entry system has been accurately reproduced from sources that we believe to be reliable, but we assume no responsibility for the performance of Clearstream or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Special Situations in which Notes Will Be Issued in Definitive Form

Notes represented by a global note will be exchangeable for Note certificates, registered in the names of owners of beneficial interests in the global notes, with the same terms and in authorized denominations, only if:

•

the relevant depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for that global note and we do not appoint another institution to act as depositary within 90 days;

•	we notify the Trustee that we wish to terminate that global note; or

•	an event of default has occurred with regard to the Notes and has not been cured or waived.

In any such instance, an owner of a beneficial interest in the global note will be entitled to physical delivery in definitive form of Notes represented by such global note equal in principal amount to that beneficial interest and to have those Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes unless otherwise specified by us. Our definitive Notes can be transferred by presentation for registration to the registrar at its New York offices and must be duly endorsed by the holder or his or her attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the Trustee duly executed by the holder or his or her attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material United States federal income tax consequences of the exchange offer. It applies to you only if you tender your Old Notes for New Notes in the exchange offer. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect and subject to change, possibly with retroactive effect.

The exchange of Old Notes for New Notes will not be treated as a taxable transaction for United States federal income tax purposes. The New Notes you receive will be treated as a continuation of your investment in the Old Notes. As a result, you will not recognize gain or loss upon the exchange of your Old Notes for New Notes. In addition, your basis and holding period in the New Notes will be the same as your basis and holding period in the Old Notes exchanged therefor.

IF YOU ARE CONSIDERING EXCHANGING YOUR OLD NOTES FOR NEW NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE EXCHANGE ARISING UNDER STATE, LOCAL OR FOREIGN LAWS.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA,” and each such plan, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the New Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

We and certain of our affiliates may each be considered a party in interest and a disqualified person with respect to many Plans. The acquisition or holding of the New Notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, the underwriters or any of our respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the New Notes are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition or holding of the New Notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the acquisition and disposition of the New Notes, provided that neither the issuer of the New Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the New Notes should not be acquired or held by any person investing “plan assets” of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Any acquiror or holder of the New Notes or any interest therein will be deemed to have represented by its acquisition and holding of the New Notes or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not acquiring or holding the New Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition and holding of the New Notes will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring the New Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any acquisition or holding under Similar Laws, as applicable. Acquirors of the New Notes have exclusive responsibility for ensuring that their acquisition and holding of the New Notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The transfer of any New Notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that an investment in the New Notes meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Representation

Any acquiror or holder of the New Notes or any interest therein represents by its acquisition and holding of the New Notes that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and it is not acquiring or holding the New Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) neither the acquisition nor the holding of the New Notes will constitute a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or under any applicable Similar Laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer in exchange for Old Notes that it acquired as a result of market-making or other trading activities must comply with all applicable prospectus delivery obligations in connection with any resale of the New Notes and provide AIG with a signed acknowledgment of compliance. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of New Notes received in exchange for Old Notes where such broker-dealer acquired Old Notes as a result of market-making activities or other trading activities. We have agreed in the Registration Rights Agreement that for a period of up to 30 days after the completion of the exchange offer, we will make available a prospectus, as amended or supplemented, meeting the requirements of the Securities Act to any broker-dealer for use in connection with those resales, and promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed in the Registration Rights Agreement to pay all expenses incident to the exchange offer, other than the commissions or concessions of any broker or dealer.

Broker-dealers that acquired the Old Notes directly from AIG, but not as a result of market-making activities or other trading activities, must comply with all applicable registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

We will not receive any proceeds from any sale of New Notes by broker-dealers. Broker-dealers may sell New Notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any New Notes.

Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will comply with all applicable prospectus delivery requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

NOTICE TO CERTAIN NON-U.S. HOLDERS

General

No action has been or will be taken in any jurisdiction that would permit a public offering of the New Notes or the possession, circulation or distribution of this prospectus or any material relating to us, the Old Notes or the New Notes in any jurisdiction where action for that purpose is required. Accordingly, the New Notes offered in the exchange offer may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the exchange offer may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

The distribution of this prospectus in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by us and the exchange agent to inform themselves about, and to observe, any such restrictions.

This prospectus does not constitute an invitation to participate in the exchange offer in any jurisdiction in which, or to any person to whom, it is unlawful to make such invitation or for there to be such participation under applicable laws.

We will issue the New Dollar Notes in denominations of $150,000 and integral multiples of $1,000 in excess thereof, the New Euro Notes in denominations of €100,000 and integral multiples of €1,000 in excess thereof and the New Sterling Notes in denominations of £100,000 and integral multiples of £1,000 in excess thereof. We will not accept any individual tender of a series of Old Notes in a principal amount less than $150,000 in the case of the Old Dollar Notes, €100,000 in the case of the Old Euro Notes and £100,000 in the case of the Old Sterling Notes.

Each holder of Old Notes participating in the exchange offer will be deemed to give certain representations as set out in “Exchange Offer — Representations on Tendering Old Notes.” Any offer of Old Notes for exchange pursuant to the exchange offer from a holder of Old Notes that is unable to make these representations will not be accepted. Each of AIG and the exchange agent reserve the right, in their absolute discretion, to investigate, in relation to any offer of Old Notes for exchange pursuant to the exchange offer, whether any such representation given by a holder of Old Notes is correct and, if such investigation is undertaken and as a result AIG determines (for any reason) that such representation is not correct, such offer shall not be accepted.

Austria

Any information provided in this prospectus does not constitute an offer to the public or an invitation to the public to make an offer for the acquisition of New Notes by Austrian investors. The New Notes are exclusively offered in a private placement to a limited number (less than 100) individually selected investors in Austria or on the basis of exemptions from prospectus or registration requirements, such as the exemption under Section 3 numeral 11 of the Austrian Capital Market Act applicable for qualified investors. Therefore, the exchange offer is not a prospectus pursuant to the Austrian Capital Markets Act or the Austrian Investment Funds Act or any other Austrian law and has not been approved by or registered with any public authority in Austria. This prospectus and any other materials relating to the New Notes are strictly confidential and may not be distributed to any person or entity other than the recipients hereof. This prospectus as well as any information contained therein may not be supplied to the public in Austria or used in connection with any offer for subscription or sale of the New Notes to the public in Austria. The New Notes must not be offered by public advertisement or in any similar manner in Austria. This prospectus and any other materials relating to the New Notes are for marketing purposes only and do not constitute investment advice.

Denmark

This prospectus does not constitute a prospectus under Danish securities law and consequently is not required to be nor has been filed with or approved by the Danish Financial Supervisory Authority as this prospectus either (i) has not been prepared in the context of a public offering of securities in Denmark or the admission of securities to trading on a regulated market within the meaning of the Danish Securities Trading Act or any Executive Orders issued pursuant thereto, or (ii) has been prepared in the context of a public offering of securities in Denmark or the admission of securities to trading on a regulated market in reliance on one or more of the exemptions from the requirement to prepare and publish a prospectus under the Danish Securities Trading Act or any Executive Orders issued pursuant thereto. Accordingly, this prospectus may not be made available nor may the New Notes otherwise be marketed and offered for sale in Denmark other than in circumstances which are deemed not to be considered as marketing of the New Notes in Denmark or an offer of the New Notes to the public in Denmark.

France

No prospectus has been prepared in connection with the offering of the New Notes that has been approved by the French Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the French Autorité des marchés financiers; no New Notes have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; the prospectus or any other offering material relating to the New Notes have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) other than individuals investing for their own account, as defined in and in accordance with Articles L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier or (ii) persons providing investment services relating to portfolio management for the account of third-parties. The direct or indirect distribution to the public in France of any so acquired New Notes may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder. Investors in France and persons into whose possession offering materials come must inform themselves about, and observe, any such restrictions.

Hong Kong

The New Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the New Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to New Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus is strictly confidential to the person to whom it is addressed and must not be distributed, published, reproduced or disclosed (in whole or in part) by you to any other person in Hong Kong or used for any purpose in Hong Kong other than in connection with your consideration of the exchange offer.

Ireland

The exchange offer is not being made, directly or indirectly, to the general public in Ireland and no offers or sales of any New Notes under or in connection with the exchange offer may be effected except in conformity with the provisions of Irish law including:

(a)	the Irish Companies Acts 1963 to 2009;

(b)	the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland (as the foregoing may be amended, supplemented, varied and/or replaced from time to time);

(c)

EU Directive 2003/6/EC on insider dealing and market manipulation, Irish market abuse law (as defined in the Investment Funds Companies and Miscellaneous Provisions Act, 2005), the Market Abuse (Directive 2003/6/EC) Regulations 2005 (S.I. No. 342 of 2005) and any rules issued under section 34 of the Investment Funds, Companies and Miscellaneous Provisions Act, 2005 (as each of the foregoing may be amended, supplemented, varied and/or replaced from time to time);

(d)

the provisions of (A) the Investor Compensation Act, 1998 including, without limitation, Section 21 thereof; (B) the Irish Investment Intermediaries Act, 1995 (as amended) and any codes of conduct, other requirements and guidance issued in connection therewith; and (C) the European Communities (Markets in Financial Instruments) Regulations, 2007 (S.I. 60 of 2007) (as amended) including, without limitation, Parts 6, 7 and 12 thereof and any codes of conduct, other requirements and guidance issued in connection therewith (as each of the foregoing may be amended, supplemented, varied and/or replaced from time to time); and

(e)	the provisions of the Central Bank Acts 1942-2010 and any codes of conduct made under Section 117(1) of the Central Bank Act, 1989 (as amended).

Italy

None of the exchange offer, this prospectus or any other documents or materials relating to the exchange offer have been or will be submitted to the clearance procedure of the CONSOB, pursuant to applicable Italian laws and regulations.

The exchange offer is being carried out in Italy as exempted offers pursuant to Article 101-bis, paragraph 3-bis of the Financial Services Act and article 35-bis, paragraph 3 and/or paragraph 4, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (the “Issuers’ Regulation”), as the case may be.

A holder located in Italy can participate in the exchange offer only if (i) the New Notes offered to it in exchange for the Old Notes have an aggregate nominal amount equal to or greater than €50,000, or its equivalent in another currency or (ii) it is a qualified investor (investitore qualificato), as defined pursuant to Article 100, paragraph 1, letter (a) of the Financial Services Act and Article 34-ter, paragraph 1, letter b) of the Issuers’ Regulation (an “Eligible Italian Investor”). Accordingly, holders of Old Notes located in Italy that do not qualify as Eligible Italian Investors may not participate in the exchange offer and neither this prospectus nor any other documents or materials relating to the exchange offer may be distributed or otherwise made available to them.

Eligible Italian investors can offer to exchange Old Notes, through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007, as amended from time to time, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

Japan

The New Notes have not been and will not be registered under Article 4, Paragraph 1 of the FIEL since the offering in Japan constitutes the private placement to QIIs under Article 2, Paragraph 3, Item 2-A of the FIEL. No offer or sale of any securities may be made, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. Any transfer of the New Notes is prohibited except where it is transferred to QIIs.

Singapore

The offer of New Notes by AIG is made only to and directed at, and the New Notes are only available to, persons in Singapore who are existing holders of Old Notes previously issued by AIG. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the New Notes may not be circulated or distributed, nor may the New Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) existing holders of Old Notes or (ii) pursuant to, and in accordance with, the conditions of an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.

United Kingdom

The communication of this prospectus and any other documents or materials relating to the exchange offer is not being made and such documents and/or materials have not been approved by an authorized person for the purpose of section 21 of the Financial Services and Markets Act 2000. Accordingly, the exchange offer and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The exchange offer and such other documents and/or materials are only being distributed to, and are only directed at, persons who are (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (3) high net worth entities, and or other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus is only available to Relevant Persons and the transactions contemplated herein will be available only to, or engaged in only with, Relevant Persons, and this document must not be relied or acted upon by persons other than Relevant Persons.

VALIDITY OF THE NEW NOTES

The validity of the New Notes will be passed upon by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and the financial statement schedules incorporated in this prospectus by reference to AIG’s Current Report on Form 8-K dated May 4, 2012 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to AIG’s Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of AIA Group Limited incorporated in this prospectus by reference to AIG’s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance upon the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

AMERICAN INTERNATIONAL GROUP, INC.

OFFER TO EXCHANGE UP TO

$256,161,000 REGISTERED 6.820% DOLLAR NOTES DUE NOVEMBER 15, 2037 FOR ANY AND ALL OUTSTANDING 6.820% DOLLAR NOTES DUE NOVEMBER 15, 2037

€420,975,000 REGISTERED 6.797% EURO NOTES DUE NOVEMBER 15, 2017 FOR ANY AND ALL OUTSTANDING 6.797% EURO NOTES DUE NOVEMBER 15, 2017

£662,222,000 REGISTERED 6.765% STERLING NOTES DUE NOVEMBER 15, 2017 FOR ANY AND ALL OUTSTANDING 6.765% STERLING NOTES DUE NOVEMBER 15, 2017

PROSPECTUS

                    , 2012

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The restated certificate of incorporation of AIG provides that AIG shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director, officer or employee of AIG or serves or served any other enterprise at the request of AIG. Section 6.4 of AIG’s by-laws contains a similar provision. The restated certificate of incorporation of AIG also provides that a director will not be liable to AIG or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer, employee or agent of a company in the event of pending, threatened or completed civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be, made a party by reason of the fact that he or she is or was a director, officer, employee or agent of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

AIG has entered into indemnification agreements with each of its directors to the same effect as Section 6.4 of AIG’s by-laws.

In addition, AIG and its subsidiaries maintain a directors’ and officers’ liability insurance policy.

Item 21.	Exhibits and Financial Statement Schedules

See Exhibits Index which is incorporated herein by reference.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(a)(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexchanged at the termination of the offering.

(b)        That, for purposes of determining any liability under the Securities Act of 1933, each filing of AIG’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)        To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on this 2nd day of August, 2012.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/S/ DAVID L. HERZOG
	Name:	David L. Herzog
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Benmosche and David L. Herzog, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the registration statement on Form S-4 of American International Group, Inc. and any and all amendments (including pre-effective and post-effective amendments thereto) and to file the same, with the exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them, or his substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/S/ ROBERT H. BENMOSCHE	Chief Executive Officer and	August 2, 2012
(Robert H. Benmosche)	Director (Principal Executive Officer)

/S/ DAVID L. HERZOG	Executive Vice President and	August 2, 2012
(David L. Herzog)	Chief Financial Officer (Principal Financial Officer)

/S/ JOSEPH D. COOK	Vice President and Controller	August 2, 2012
(Joseph D. Cook)	(Principal Accounting Officer)

/S/ W. DON CORNWELL	Director	August 2, 2012
(W. Don Cornwell)

/S/ JOHN H. FITZPATRICK	Director	August 2, 2012
(John H. Fitzpatrick)

/S/ CHRISTOPHER S. LYNCH	Director	August 2, 2012
(Christopher S. Lynch)

Signature	Title(s)	Date

/S/ ARTHUR C. MARTINEZ	Director	August 2, 2012
(Arthur C. Martinez)

/S/ GEORGE L. MILES, JR.	Director	August 2, 2012
(George L. Miles, Jr.)

/S/ HENRY S. MILLER	Director	August 2, 2012
(Henry S. Miller)

/S/ ROBERT S. MILLER	Director	August 2, 2012
(Robert S. Miller)

/S/ SUZANNE NORA JOHNSON	Director	August 2, 2012
(Suzanne Nora Johnson)

/S/ MORRIS W. OFFIT	Director	August 2, 2012
(Morris W. Offit)

/S/ RONALD A. RITTENMEYER	Director	August 2, 2012
(Ronald A. Rittenmeyer)

/S/ DOUGLAS M. STEENLAND	Director	August 2, 2012
(Douglas M. Steenland)

EXHIBITS INDEX

Exhibit Number	Description	Location

3(i)(a)	Restated Certificate of Incorporation of AIG	Incorporated by reference to Exhibit 3.2 to AIG’s Current Report on Form 8-K filed on July 13, 2011 (File No. 1-8787)

3(ii)(a)	AIG By-laws, amended August 10, 2009	Incorporated by reference to Exhibit 3(ii) to AIG’s Current Report on Form 8-K filed on August 14, 2009 (File No. 1-8787)

4.1	Indenture, dated as of October 12, 2006, between AIG and The Bank of New York, as Trustee	Incorporated by reference to Exhibit 4.1 to AIG’s Registration Statement on Form S-3, filed June 22, 2007 (File No. 333-143992)

4.2	Fourth Supplemental Indenture, dated as of April 18, 2007, between AIG and The Bank of New York, as Trustee	Incorporated by reference to Exhibit 4.1 to AIG’s Registration Statement on Form S-3, filed June 22, 2007 (File No. 333-143992)

4.3	Eighth Supplemental Indenture, dated as of December 3, 2010, between AIG and The Bank of New York, as Trustee, including the form of note	Incorporated by reference to Exhibit 4.1 to AIG’s Current Report on Form 8-K, filed on December 6, 2010 (File No. 1-8787)

4.4	Thirteenth Supplemental Indenture, dated as of November 15, 2011, between AIG and The Bank of New York, as Trustee, including the form of note (Dollar Notes)	Filed herewith

4.5	Fourteenth Supplemental Indenture, dated as of November 15, 2011, between AIG and The Bank of New York, as Trustee, including the form of note (Euro Notes)	Filed herewith

4.6	Fifteenth Supplemental Indenture, dated as of November 15, 2011, between AIG and The Bank of New York, as Trustee, including the form of note (Sterling Notes)	Filed herewith

4.7	Exchange Offer and Registration Rights Agreement, dated as of November 15, 2011, between AIG and the dealer managers listed therein	Filed herewith

5.1	Validity Opinion of Sullivan & Cromwell LLP	Filed herewith

8	Tax Opinion of Sullivan & Cromwell LLP	Filed herewith

12	Statement regarding computation of ratios of earnings to fixed charges

Incorporated by reference to Exhibit 99.4 to AIG’s Current Report on Form 8-K filed on May 4, 2012 (File No. 1-8787) and Exhibit 12 to AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 (File No. 1-8787)

Exhibit Number	Description	Location

21	Subsidiaries of Registrant	Incorporated by reference to Exhibit 21 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 1-8787)

23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith

23.2	Consent of PricewaterhouseCoopers	Filed herewith

23.3	Consent of Sullivan & Cromwell LLP	Included in Exhibit 5.1

23.4	Consent of Sullivan & Cromwell LLP	Included in Exhibit 8

24	Powers of Attorney	Included in the signature pages of this registration statement

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon, as Trustee	Filed herewith

99.1	Form of Letter of Transmittal	Filed herewith